Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Jayud Global Logistics Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A ordinary shares(1)(2)	Rule 457(o)			$11,500,000.00	$0.0001102	$1267.30

	Equity	Representative’s warrants(3)(4)	Rule 457(g)		—	—	—	—

	Equity	Class A ordinary shares underlying representative’s warrants(4)	Rule 457(g)			$ 345,000.00	$0.0001102	$ 38.02

	Total Offering Amounts					$11,845,000.00		$1305.32

	Total Fees Previously Paid							0.00

	Total Fee Offsets							0.00

	Net Fee Due							$1305.32

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the Class A ordinary shares that the underwriters have the option to purchase to cover any over-allotments.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional Class A ordinary shares of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(3)

In accordance with Rule 457(g) under the Securities Act, because the registrant’s ordinary shares underlying the Underwriter’s warrants (“Representative’s Warrants”) are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)

Represents Class A ordinary shares underlying one or more warrants (the “Representative’s Warrants”) issuable to the representative of the several underwriters to purchase up to an aggregate of 3% of the Class A ordinary shares sold in the offering (including any Class A ordinary shares pursuant to the exercise of the over-allotment option) at an exercise price equal to 100% of the public offering price. The Representative’s Warrants will be exercisable commencing six months from the closing of this offering and will terminate on the fifth anniversary of the commencement of sales for this offering.